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                                                                      Exhibit 17


[UNIVERSITY OF AKRON SEAL]

OFFICE OF THE ALUMNI ASSOCIATION
STITZLEIN ALUMNI CENTER
Akron, OH  44325-2602

(330) 972-7270  Office
(330) 384-2608  Fax
alumni@uakron.edu E-mail



March 5, 2001



Mr. Robert Snyder
President
AlphaCom
1035 Rosemary Blvd., Suite 1
Akron, OH  44306

Dear Mr. Snyder:

I am hereby resigning as a member of the Board of Directors of AlphaCom effective March 5, 2001.

My reason for resigning is that I will be spending the majority of my time out of the state of Ohio and, therefore, will be unable to attend board meetings.

Sincerely,


/s/ Marion A. Ruebel


Marion A. Ruebel
Trustees Professor

vlh


The University of Akron is an Equal Education and Employment Institution